UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

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ANNTAYLOR STORES CORPORATION

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ANN TAYLOR

April 9, 2008

VIA FEDERAL EXPRESS

RiskMetrics

2099 Gaither Road

Rockville, MD 20850-4045

Attn: Ms. Martha Carter and Ms. Valerie Ho

Dear Ms. Carter and Ms. Ho:

I thought it would be helpful to follow up on our conversation in March regarding the unique circumstances faced by AnnTaylor that we believe RiskMetrics should consider as it conducts its assessment of whether the proposed increase in the number of shares under Ann Taylor’s 2003 Equity Incentive Plan passes RiskMetrics’ current burn rate test.

As we discussed in our telephone conversation, it is absolutely critical that Ann Taylor be able to have an effective long term equity incentive compensation program to attract and retain outstanding key employees. Thus the amendments to the plan for which we are seeking shareholder approval are designed to enable us to build and keep a talented management team in place whose interests are strongly aligned with those of our shareholders. We believe this is clearly in the best interests of our shareholders.

As you know, Ann Taylor made the commitment to maintain a three-year cumulative equity burn rate of no more than 4.12% over the 2006 through 2008 period. Ann Taylor takes this commitment very seriously. Since making this commitment, we have been monitoring our burn rate closely and making strategic decisions on compensation to ensure that we will continue to comply with this commitment. We had also been led to believe that RiskMetrics would, likewise, honor this commitment as satisfying the burn rate test during the commitment period.

We now understand that the burn rate test applicable to Ann Taylor for 2008 will now be reset at 2.9% which, as you can appreciate, is a dramatic reduction in the rate from our 4.12% commitment. As we discussed, there are several unique factors that AnnTaylor faces that impede our ability to meet this new burn rate test. These factors are not experienced by our competition and thus we will be placed at a decided competitive disadvantage if we are held to this new test. The following will briefly highlight these unique circumstances:

1.

Over the past two years, Ann Taylor has repurchased approximately 20% of our outstanding shares. This is a course of action which is in our shareholders’ best interests and has been widely and publicly supported by them. As you can appreciate, the effect of such an aggressive buy back program is to dramatically reduce the number of outstanding shares which, in turn, has a materially negative impact on Ann Taylor’s ability to achieve the 2.9% burn rate test. Although we factored this impact into our strategic planning and felt comfortable that we could maintain our original three-year burn rate commitment of 4.12%, we never believed, nor were we told, that we would be held to a materially lower burn rate test during this period.

2.

As we also discussed with you, if we look at the peer group we use for our compensation analysis, which includes most U.S. women’s specialty apparel companies, the median current basic weighted average outstanding shares among our competitors (based on the most recent publicly available information for a completed fiscal year) is 99.8 million shares. Ann Taylor, on the other hand, had only 62.8 million basic weighted average shares outstanding at the end of fiscal 2007, which is near the 25th percentile of our competitive peer group. I want to also stress that Ann Taylor falls at the median level of this peer group in terms of both revenues and net income. The fact that we have so many fewer shares outstanding than our peer group, compounded by our aggressive stock buy back program, puts Ann Taylor at a severe disadvantage in recruiting and retaining employees.

3.	Finally, Ann Taylor elected a new Chief Executive Officer at the end of 2005, and she has been establishing her team over the past two years. This has led to an unusually high turnover rate for the company. In fact, the turnover has resulted in actually doubling the burn rate in many instances since the calculation counts both the original grant to the former employee and the grant to the new employee. This is yet another example of Ann Taylor following the appropriate business strategy in the best interests of our shareholders that results in inflating Ann Taylor’s burn rate.

Ann Taylor, using the Compass software licensed from RiskMetrics, has determined that we would pass both the valuation test and CEO pay-for-performance test. It is only the burn rate test at the new level of 2.9% that we would fail. If we had not repurchased shares over the past two years, our average two-year burn rate would have passed this new standard. However, we acted in the best interest of our shareholders and aggressively repurchased our shares while at the same time forming a new management team led by our new Chief Executive Officer.

We urge you to take these unique factors into account as you make your assessment on recommending to your client base whether to vote to approve Ann Taylor’s proposal to increase the number of shares under its 2003 Equity Incentive Plan.

Very truly yours,

/s/ Barbara K. Eisenberg
Barbara K. Eisenberg
Executive Vice President
General Counsel and Corporate Secretary